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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934



                           INSITE VISION INCORPORATED
             (Exact name of registrant as specified in its charter)

              Delaware                                          94-3015807
   (State or other jurisdiction of                           (I.R.S. Employer
   Incorporation or Organization)                         Identification Number)

         965 Atlantic Avenue
             Alameda, CA                                          94501
(Address of Principal Executive Offices)                        (Zip Code)

    If this form relates to the                           If this form relates to the
    registration of a class securities                    registration of a class of securities
    pursuant to Section 12(b) of the                      pursuant to Section 12(g) of the
    Exchange Act and is effective                         Exchange Act and is effective
    pursuant to General Instruction                       pursuant to General Instruction
    A.(c), please check the following                     A.(d), please check to following
    box. [X]                                              box. [ ]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
_________________________________________________ (If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

          TITLE OF EACH CLASS                              NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                              EACH CLASS IS TO BE REGISTERED

Common Stock, par value $0.01 per share                        American Stock Exchange
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 NOT APPLICABLE
                                (Title of class)


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ITEM 1. Description of Registrant's Securities to be Registered.

        The Company has 35,000,000 shares of authorized capital stock, of which 30,000,000 shares have been designated as Common Stock, $0.01 par value, and 5,000,000 shares have been designated as Preferred Stock, $0.01 par value. Of this number of shares of Preferred Stock, 7,070 shares have been designated as Series A Convertible Preferred Stock ("Series A
        Preferred Stock"). As of April 10, 1998, the Company had 14,411,402 shares of Common Stock outstanding, as well as 4,357 shares of Series A
        Preferred Stock and a warrant to purchase an additional 70 shares of Series A Preferred Stock.

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. A plurality of votes is sufficient for the election of directors at a meeting of the stockholders. Regarding other matters, unless otherwise provided by law or by the Company's Certificate of Incorporation or Bylaws, proposals are passed by the affirmative vote of a majority of the shares present or represented at a meeting and entitled to vote. Holders of Common
        Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, and after payment of the liquidation preference of the Series A Preferred Stock as described below. Holders of Common Stock have no preemptive rights, no rights to convert their Common Stock into any other securities, and their stock is not redeemable. The outstanding shares of Common Stock are fully paid and nonassessable.

        The rights evidenced by, and amounts payable with respect to, the Common
        Stock are limited by certain rights afforded to the Series A Preferred
        Stock. Holders of Series A Preferred Stock are entitled to a liquidation preference, pursuant to which they receive, prior to any payment to the holders of Common Stock, their purchase price ($1,000 per share) plus any accrued premium thereon (6% of the purchase price multiplied by the number of years since September 12, 1997 at the time of liquidation) in the event of a liquidation, which includes a sale of substantially all of the Company's assets, but not a merger or reorganization. The Series
        A Preferred Stock is entitled to vote as a class on certain matters under Delaware law which may limit the ability of the holders of the Common Stock or the Company to authorize or issue additional shares of capital stock or other securities or redeem or declare or pay cash dividends or distributions on the Common Stock or other securities.

        As of April 10, 1998, the Company had outstanding warrants to purchase an aggregate of 367,308 shares of the Company's Common Stock (the
        "Warrants").

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        The shares of Common Stock issuable upon exercise of such Warrants were registered on a Registration Statement on Form S-3 declared effective
        April 16, 1996. The Warrants are exercisable at any time beginning from the date of issuance until the fifth anniversary of the date of issuance, which is January 24, 2001. The Warrants are exercisable at a price of $3.25 per share of Common Stock. The exercise price of the
        Warrants is subject to proportional adjustment in the event that the
        Company undertakes a stock split, stock dividend, or recapitalization.

        The Company's Common Stock trades on the American Stock Exchange under the symbol ISV.

        Registration Rights of the Common Stock:

        Purchasers of the Company's Common Stock pursuant to a private placement offering on January 24, 1996 received the right to have their shares registered by the Company on a Registration Statement on Form S-3 and to have the S-3 remain effective until such shares have been sold. The
        Company filed a Registration Statement on Form S-3 on April 1, 1996 for such shares, which was declared effective on April 16, 1996, and will keep it or a successor Registration Statement effective until the shares registered have been sold.

        Transfer Agent and Registrar:

        The transfer agent and registrar for the Company's Common Stock is Chase
        Mellon Shareholder Services, L.L.C., San Francisco, California.

ITEM 2. Exhibits.

        Not Applicable.

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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        INSITE VISION INCORPORATED



Date:    June 8, 1998                   By: /s/ Michael D. Baer
         ------------                      ------------------------------------
                                        Michael D. Baer, Chief Financial Officer